Exhibit 10.1

AVANGRID, Inc. Amended and Restated Executive Variable Pay Plan

Effective January 1, 2022

I.	PLAN OVERVIEW

The objective of the AVANGRID, Inc. Amended and Restated Executive Variable Pay Plan (the “Plan”) is to provide executives of AVANGRID, Inc. (the “Company”) and its Affiliates (defined below) with the opportunity to earn annual incentive compensation through engagement in promoting the Company’s objectives. Exceptional performance will further the future growth and success of the Company and enhance the linkage between employee, rate payer and shareholder interests. Incentive compensation under the Plan is linked to the attainment of specific, predetermined, quantifiable objectives (the “Objectives”) that reflect the Company’s corporate interests, strategic objectives and, in some cases, individual business performance. It is intended that this Plan drive accountability for performance as well as teamwork.

The Plan consists of an “Incentive Award” payment calculated as a Target Incentive Award Percentage (defined in Section III.F), times the Incentive Factor (defined in Section III.G), times annualized base salary (prorated for less than a full year of participation) at the end of the Performance Period, adjusted by a cumulative Achievement Percentage (defined in Section III) based on the range of achievement from 0% to 100% at which weighted Objectives (defined in Section III) are achieved.

THE PLAN IS ESTABLISHED UNDER THE AVANGRID, INC. AMENDED AND RESTATED OMNIBUS INCENTIVE PLAN (THE “OMNIBUS PLAN”) AND IS SUBJECT TO ALL OF THE APPLICABLE TERMS AND CONDITIONS OF THE OMNIBUS PLAN.

II.	PERFORMANCE PERIOD AND EFFECTIVE DATE

The “Performance Period” is the period commencing January 1 and ending December 31 of the same calendar year for which performance is being measured. The Plan, as amended and restated, is effective as of January 1, 2022.

III.	PLAN COMPONENTS

The Company, Business Area, Corporate Function, and Individual Business Objectives will be defined for each Performance Period; provided that each Objective shall be limited to the performance criteria (and permitted adjustments) set forth in the Omnibus Plan. For each of these sections, a certain number of Objectives will be set, typically no more than six (6). Each Objective will be assigned a relative weight within the section. Objective achievement will be subject to a linear model of assessment, with the range of achievement level from 0% to 100%.

To calculate an Incentive Award for a Participant, the Participant’s achievement percentage determined as provided in subsection D below will be multiplied by the relative weight for each Objective in subsection E below to produce a cumulative “Achievement Percentage.” The cumulative Achievement Percentage will be multiplied by the product of the Participant’s Target Incentive Award Percentage times the Participant’s Incentive Factor times the Participant’s annual base salary as of the last day of the Performance Period. The Incentive Award will be rounded to the nearest whole dollar. Expressed as a formula: ACHIEVEMENT % (0-100) APPLIED TO THE PRODUCT OF ((TARGET % X INCENTIVE FACTOR) X SALARY on December 31) = INCENTIVE AWARD

A.

The Objectives will be economic/financial, industrial, and operational in nature, aligned with Company goals. Objectives will be set and approved at such time(s) as may be determined by the Administrator (generally expected within the first 90 days of each Performance Period). The Objectives will be specific, pre-established, and measurable in economic/financial terms, production units, timeframes, and other relevant metrics. Certain Objectives may require evaluation by the Chief Executive Officer (“CEO”) of the Company, the board of directors of Avangrid Networks, Inc., the board of managers of Avangrid Renewables, LLC, or by other key stakeholders, as the case may be. Objectives are subject to adjustment from time to time as may be determined by the Administrator. The Administrator is authorized, in its sole discretion, to adjust or modify the calculation of an Objective for a Performance Period in connection with one or more of the events set forth in Section 11(bb)(ii) of the Omnibus Plan.

B.	The Objectives will be set as follows:

(1)

Company. Company Objectives will be set for all Participants. For each Performance Period, the Administrator will determine the Company Objectives applicable for such Performance Period and ensure alignment with the Company’s strategic plan. This includes defining measurement indicators, weighting, and expected levels of achievement. The Company Objectives for each Performance Period will be proposed by the CEO and approved by the Administrator.

(2)

Business Area/Corporate Function. Business Area or Corporate Function Objectives will be set for all Participants except the CEO. The Plan’s Business Area and Corporate Function Objectives, which correspond to the relevant Business Areas or Corporate Function of the Company for each Performance Period will be developed by the respective Business Area or Corporate Function leader with guidance from Human Resources. Such Objectives should be reflective of the Company Objectives. These Objectives will apply to the Business Area or Corporate Function leader for each area. Other Participants in the relevant Business Area or Corporate Function will have the same Business Area or Corporate Function Objectives as the Business Area or Corporate Function leader to which he or she reports, with exceptions as appropriate and subject to the necessary approvals for such Business Area or Corporate Function Objectives. Upon a recommendation of the Company’s Chief Human Resources Officer (“CHRO”), the Business Area and Corporate Function Objectives will be subject to approval by the CEO and the Business Area Objectives will be subject to approval of the board of directors of Avangrid Networks, Inc. and the board of managers of Avangrid Renewables, LLC, as the case may be. The Corporate Function Objectives and, upon the recommendation of such governance bodies with respect to the Business Area Objectives, will be presented by the CHRO to the Administrator for approval.

(3)

Individual Business (Own Objectives). Individual Business Objectives will be set for Vice Presidents reporting to Management Committee (“MC”) members. Individual Business Objectives should be related to the individual functions and responsibilities of the Participant and will link to the applicable Business Area or Corporate Function Objectives. The focus of these Objectives is not the individual development of the Participant. There should typically be no more than 6 objectives. Individual Business Objectives will be established by the Business Area or Corporate Function leaders in conjunction with each of their direct reports with guidance from Human Resources, subject to approval by the CEO and, with respect to the Company’s executive officers, unless otherwise determined, the Administrator.

(4)	Discretionary Assessment by the Board. Evaluation for the Performance Period as established and assessed by the AVANGRID Board of Directors.

(5)	Discretionary Assessment by the AGR CEO. Evaluation for the Performance Period as established and assessed by the AVANGRID CEO.

C.

The Objective achievement levels for each Participant for each Performance Period are to be established as of the first day of the Performance Period, or as of the Participant’s initial eligibility date, whichever is later. Performance Objectives for individuals who become eligible to participate in the Plan while the yearly Performance Period is in progress are to be established as soon as practicable, generally within 30 days after such new Participant became eligible. If a Participant changes Business Area or Corporate Functions during a Performance Period, the Incentive Award payable under the Plan will be prorated based on length of participation, measured in days, as an employee in each Business Area or Corporate Function.

D.	Achievement for each Objective will be measured on a scale of 0% to 100%. Intermediate results will be calculated by liner interpolation.

E.	“Achievement Percentage” of the objectives will be subject to the following weights out of 1,000 Possible Points:

	AVANGRID		Business Area/ Corporate Function		Individual Business (Own Objectives)	Discretionary Assessment by the Board	Discretionary Assessment by the AGR CEO
CEO	60%		NA		NA	40%	NA
Networks CEO	25	%*	45%		NA	NA	30%
Renewables CEO(s)	25	%*	45%		NA	NA	30%
Corporate Function leaders (MC Members reporting to CEO)	25	%*	45	%*	NA	NA	30%
Vice President or above (reporting to MC Member)	20	%*	20	%*	60%	NA	NA

* Excludes BoD and CEO Discretionary Assessments

F.

A Participant’s “Target Incentive Award Percentage” is determined by Human Resources and varies per job. If a Participant’s Target Incentive Award Percentage or salary changes during a Performance Period, the Incentive Award payable under the Plan will be prorated based on length of participation at each salary and/or Target Incentive Award Percentage, measured in days.

G.	The “Incentive Factor” is 200% for all Participants unless designated otherwise by the Administrator.

H.	In order for a Participant to receive an Incentive Award for a Performance Period:

(1)	The result of the Company objective achievement must be greater than 0%.

(2)	The result of the Participant’s relevant Business Area or Corporate Function objectives achievement must be greater than 0%.

(3)	The result of the Participant’s Individual Business objectives must be greater than 0%.

IV.	PLAN ELIGIBILITY

Unless otherwise determined by the Administrator, eligibility for participation in the Plan is limited to the CEO, MC Members, and Vice President equivalent or above who report to MC members at the Company. An employee who has satisfied the eligibility requirements of this Section IV is a “Participant.” For purposes of the Plan, “Affiliate” means (a) any entity that is controlled by the Company, (b) a commonly controlled trade or business within the meaning of Sections 414(b) or (c) of the Code, or (c) Iberdrola, S.A. or any other entity in which Iberdrola S.A. has a direct or indirect ownership interest of 20% or more, and whose inclusion in the group of companies controlled by Iberdrola, S.A., for the purpose of its business strategy, is considered appropriate by the Administrator.

Individuals who are participants in any other annual incentive compensation plan provided by the Company or any of its Affiliates are not eligible to participate in the Plan.

If during a Performance Period an employee becomes eligible for participation in the Plan, Incentive Awards payable under the Plan will be determined based on length of participation in the Plan, measured in days, from the day of the month in which the employee becomes eligible for participation in the Plan. If an employee is first deemed eligible to participate in the Plan on or after October 1 of the applicable Performance Period, the employee will commence eligibility effective January 1 of the following Performance Period.

If an employee of the Company transfers from a member of the group of companies controlled by Iberdrola, S.A. (other than the Company), such employee shall become eligible for participation in the Plan as follows:

A.	Prior to March 1, the Participant will receive an Incentive Award based on a full year of participation in the Plan.

B.

On or after March 1, the Participant will receive an Incentive Award based on length of participation in the Plan, measured in days, from the day of the month in which the employee becomes eligible for participation in the Plan.

Participants entering the Plan during a Performance Period remain eligible to receive prorated Incentive Awards under other annual incentive compensation plans provided by the Company and its Affiliates with respect to the portion of the Performance Period prior to their participation in the Plan.

V.	DISQUALIFICATION FROM PARTICIPATION

In order to earn an Incentive Award for a Performance Period, a Participant must be employed by the Company or an Affiliate on the Award Payment Date (as defined in Section VII.F) unless any exception under Section VI applies or unless otherwise set forth in a written employment or other agreement with the Company or any Affiliate (an “Employment Agreement”).

Subject to the terms of any applicable Employment Agreement, an employee will be disqualified from earning an Incentive Award if any of the following apply:

A.	The otherwise eligible employee voluntarily terminates employment from the Company or an Affiliate prior to the date a payment is otherwise scheduled to be paid to the Participant;

B.

The otherwise eligible employee is involuntarily terminated for Cause. For purposes of the Plan, “Cause” will mean the Participant’s gross or willful misconduct, gross negligence, unlawful conduct, or other conduct that is intentionally and materially adverse to the interests of the Company.

In the event an employee is disqualified from Plan participation under this Section V, then any unpaid Incentive Award otherwise payable under the Plan will be forfeited.

VI.	SPECIAL CIRCUMSTANCES ALLOWING CONTINUED PARTICIPATION FOLLOWING TERMINATION FROM EMPLOYMENT OR ACTIVE PARTICIPATION

A.

The requirement in Section V for continuing employment through the Award Payment Date will not apply in the event the Participant’s employment terminates (or is deemed to terminate due to his or her employer no longer being a member of the Company’s controlled group) under any of the following circumstances:

(1)

Retirement (unless involuntarily terminated for Cause). For this purpose “Retirement” will apply if a Participant terminates employment and is at least age 55 with at least 10 years of service, with service being measured as elapsed time as an employee of the Company, an Affiliate or any predecessor or successor companies.

(2)	Death.

(3)	Long-Term Disability as defined under the Long-Term Disability Plan (if any) sponsored by the Participant’s employer.

(4)	Termination by the Company without Cause.

(5)

The Participant is no longer employed by the Company or an Affiliate on account of the Participant’s employer ceasing to be a member of the Company’s controlled group of companies during the Performance Period due to a sale or other transaction and such sale or other transaction is not part of a Change in Control (defined below). In such a case, the employer who ceased to be a member of the Company’s controlled group will remain liable to pay its share of the Participant’s Incentive Award, if any.

B.	An Incentive Award will be payable to a Participant who terminates employment prior to an Award Payment Date in the circumstances described in Section VI.A, subject to the following:

(1)

The Incentive Award payable will be determined using base salary during the period of actual employment as a Participant during the Performance Period. The Participant will be entitled to a prorated award based on the number of days of participation during the Performance Period.

(2)

The Incentive Award payable will be determined based on the level of achievement of the AVANGRID Objectives and the applicable Business Area/Corporate Function for the current Performance Period and Individual Business Objectives completed by their successor for the current Performance Period or, if there are no such applicable Individual Business Objectives results, then based upon the achievement level of the Individual Business Objectives during the prior Performance Period.

(3)	The Participant must have been an active employee during at least three (3) months of the Performance Period to be eligible to receive an Incentive Award.

C.	If a Participant ceases to be eligible for the Plan as a result of transferring from the Company to another company within the Iberdrola Group:

(1)	On or after November 1, the Participant will receive an Incentive Award based on a full year of participation and using the current year Performance Period’s objective results.

(2)

Prior to November 1, the Participant will receive an Incentive Award based on length of participation in the Plan, measured in days, and using current Performance Period’s objective results as completed by their successor, if applicable, otherwise using the prior Performance Period’s objective results.

D.

If, after the end of a Performance Period, but prior to the related Award Payment Date, a Participant ceases to be an employee of the Company or any of its Affiliates for any reason other than the exceptions listed in Section VI.A or by transfer as provided in Section VI.C, the Participant will not be entitled to receive an Incentive Award for such Performance Period unless otherwise determined by the Administrator in its sole discretion.

E.

Notwithstanding the foregoing and anything contained herein to the contrary, the Administrator, in its sole discretion, may pay a pro-rated Incentive Award, subject to the Committee’s certification that the applicable Objectives for the Performance Period have been met. Such pro-rated Incentive Award will be paid at the same time and in the same manner as Incentive Awards are paid to other Participants. Notwithstanding the foregoing, if a Participant’s employment is terminated for Cause, the Participant shall in all cases forfeit any Incentive Award not already paid

VII.	APPROVAL AND PAYMENT OF INCENTIVE AWARDS

A.

Following the conclusion of a Performance Period, the CEO and each Business Area and Corporate Function leader, or one or more designees, will assess the level of achievement for each of the Company, Business Area, Corporate Function, and Individual Business Objectives, and report the results to the Company’s Chief Human Resources Officer (“CHRO”) and CEO.

B.

The CHRO (or designee) will present the results of the relevant Business Area Objectives for approval by the board of directors of Avangrid Networks, Inc. or the board of managers of Avangrid Renewables, LLC, as the case may be. The CHRO will then present the results of all of the Company, Business Area and Corporate Function Objectives for the relevant Performance Period to the Administrator for final review and approval.

C.

A Participant’s Incentive Award will depend on the Objectives level achieved by the Company, the Business Area or Corporate Function, as the case may be, and the individual for each Performance Period, weighted as provided in Section III.E, which will result in a cumulative Achievement Percentage.

D.

The Company’s CHRO or a designee will calculate the individual Incentive Award payable to each Participant based on their cumulative Achievement Percentage. The individual Incentive Awards will be sent to the Company’s Internal Audit department for validation.

E.

Once validated, the Company’s CHRO will inform the CEO, and will prepare a proposal of the Company’s executive officers’ Incentive Awards to be submitted to the Administrator for final approval, and a proposal of all other Incentive Awards to be submitted to the CEO for final approval.

F.

The Administrator will review and approve the Company’s executive officers’ Incentive Award calculations and the CEO will review and approve all other Incentive Award calculations proposed by the CHRO. Once approved, the Company’s CHRO will authorize payment of the Incentive Awards. Unless otherwise set forth in any Employment Agreement, the “Award Payment Date” will be on or before March 31 of the year following the Performance Period.

G.

If otherwise eligible, Participants may elect, during the year preceding the Performance Period, to defer up to 100% of any potential cash incentive award pursuant to the Company’s Deferred Compensation Plan for Salaried Employees or applicable Affiliate plan, subject to the eligibility and other provisions of such plan. Awards payable under this Plan will not be considered as a component of regular earnings, salary or base compensation for any purpose, unless allowed for in any ERISA plan documents.

H.

Subject to Section VIII, Incentive Awards payable under Section VI.A and VI.C will be paid no later than March 31 of the year following the year in which the Participant has a legally binding right to the Incentive Award at the same time and in the same manner as Incentive Awards are paid to other Participants.

I.

Except as provided in Section VI, a Participant does not have a legally binding right to an Incentive Award unless employed by the Company or an Affiliate on the Award Payment Date. All payments of Incentive Awards under the Plan will be made within the time required to qualify for the short-term deferral exception to Section 409A of the Code.

VIII.	PAYMENTS ON DEATH

On the death of a Participant prior to an Award Payment Date, the Participant’s Incentive Award will be paid in a single sum to the Participant’s beneficiary as soon as practicable after death. “Beneficiary” means the individual or trust designated by the Participant in writing in accordance with procedures established by the administrator. If a Participant does not have a valid Beneficiary designated at the time of the Participant’s death, the Participant’s Incentive Award will be paid in the following priority:

(1)	To the Participant’s surviving spouse.

(2)	To the Participant’s surviving children in equal shares.

(3)	To the Participant’s estate.

IX.	PLAN ADMINISTRATION

The “Administrator” is the Company’s Board of Directors or a committee to the extent that the Board’s powers or authority under the Plan have been delegated to such committee. The Plan is administered by the Administrator, who makes all key decisions concerning who may participate, level of Company Objectives attained, and Plan payouts. Subject to the provisions of this Plan, the Omnibus Plan and applicable law, the Administrator shall have the power, in addition to other express powers and authorizations conferred on the Administrator by the Plan, to: (i) designate Participants; (ii) determine the terms and conditions of any Incentive Award; (iii) determine whether, to what extent, and under what circumstances Incentive Awards may be forfeited or suspended; (iv) interpret, administer, reconcile any inconsistency, correct any defect and/or supply any omission in the Plan or any instrument or agreement relating to, or Incentive Award granted under, the Plan; (v) establish, amend, suspend, or waive any rules for the administration, interpretation and application of the Plan; (vi) adopt such procedures and subplans as are necessary or appropriate to permit participation in the Plan by employees who are foreign nationals or employed outside of the United States; and (vii) make any other determination and take any other action that the Administrator deems necessary or desirable for the administration of the Plan. In addition, the Administrator will maintain such books and records and perform such recordkeeping and administrative functions as will be necessary and appropriate to administer Incentive Awards hereunder, establish such practices and procedures as deemed necessary and appropriate in accord with the terms of the Plan, and generally be responsible for seeing that the purposes of the Plan are accomplished. The Administrator has absolute discretion to construe and interpret the Plan subject to the applicable terms and conditions of the Omnibus Plan and any other requirements of applicable law

X.	CHANGE IN CONTROL

If the Company has entered into a binding agreement that could result in a Change in Control (as defined in Section 11(g) of the Omnibus Plan), the Company is prohibited from amending or taking action pursuant to the Plan if such amendment would have the effect of materially reducing Incentive Award opportunities for Participants for the remainder of the Performance Period in which the binding agreement was executed, unless the binding agreement is terminated without such transaction being consummated.

XI.	PLAN AMENDMENT AND TERMINATION

Except as limited in Section X in the event of a Change in Control, the Board may, at any time, suspend, terminate, modify or amend this Plan.

No amendment may change the Plan in a way that would cause the terms or operation of the Plan to fail to comply with the requirements of Section 409A of the Code, but neither the Company nor any adopting Affiliate will have liability if the Plan fails to comply with Section 409A of the Code, unless the violation is deliberate and the Company or the adopting Affiliate has knowledge of the violation.

XII.	RESOLUTION OF DISPUTES

A.

Exhaustion of Mandatory Claims Procedure. A Participant who wishes to appeal an Incentive Award determination or other interpretation of the Plan will submit a written request to the CHRO. The request will state the specific reasons for the request and the remedy the Participant is seeking. The CEO will review the request and will make a determination regarding the appeal, and that decision will be final. The exhaustion of this claims procedure will be mandatory, and will be a condition precedent to invoking arbitration under Section XII.B.

B.

Final and Binding Arbitration for Claims for Payment Under the Plan. Any claim for payment under the Plan, or dispute relating to rights under the Plan, will be resolved by final and binding arbitration under the Commercial Arbitration Rules of the American Arbitration Association (“Rules”), except as modified by this Section XII.B. Where Section XII.B modifies, varies, or makes inapplicable any of the Rules, the provisions of the Plan will prevail over the Rules. The arbitration will be governed by the Federal Arbitration Act, 9 U.S.C. § 1, et seq.

C.

Any controversy concerning the jurisdiction of the arbitrator over a particular claim or dispute will be determined by a court in a proceeding under the Federal Arbitration Act and not by the arbitrator. Either party may, without inconsistency with the arbitration provisions of the Plan, apply to any court having jurisdiction over such dispute or controversy and seek interim provisional, injunctive, or other equitable relief until the arbitration award is rendered or the controversy is otherwise resolved. Except with respect to the right to seek such interim provisional, injunctive, or other equitable relief, or except with respect to a controversy concerning the jurisdiction of the arbitrator, this Section XII.B constitutes a waiver of all rights that the Participant or Beneficiary and the Company may have to a civil court action on the merits of any dispute subject to this Section XII.B.

D.

The Company will pay the fees of the American Arbitration Association (“AAA”) and the arbitrator’s fees and costs, except that the Participant or Beneficiary will pay that portion of the fees of the AAA equal to the filing fee for a civil complaint in the U.S. District Court for the District of Connecticut. Each party will be responsible for the payment of its own attorneys’ fees, provided, however, that the arbitrator will have the authority to award reimbursement of the reasonable attorneys’ fees and costs incurred by the prevailing party in the arbitration when such relief is authorized by an applicable statute.

E.

Prior to the arbitration hearing, discovery consistent with the Federal Rules of Civil Procedure will be permitted by the arbitrator. As a matter of right, the Company and the Participant may present oral testimony and other relevant evidence at the hearing. The arbitrator will issue a written award with a statement of facts and reasons for the arbitrator’s decision. The award rendered by the arbitrator may be entered in any court having jurisdiction thereof, and may be subject to review under the Federal Arbitration Act. The arbitrator will have the authority to award any remedy, damages, or relief that a court of competent jurisdiction could order or grant, including, without limitation, the issuance of an injunction.

F.

The arbitration hearing will be conducted in Orange, Connecticut. The arbitrator will be required to apply the substantive law of the State of Connecticut that would apply in a civil proceeding before a court of that state. The arbitrator will not have jurisdiction to decide the dispute submitted to him contrary to the substantive law of the State of Connecticut.

G.

As used in this Section XII, references to “Company” include the Company and all parent, subsidiary and related entities and their employees, supervisors, officers, directors, owners, agents, benefit plans, benefit plan sponsors, fiduciaries, administrators, Affiliates, and all successors and assigns of any of them, and the obligation of a Participant, a Beneficiary or the Company to exhaust the mandatory claims procedure or to arbitrate under the Plan will apply to each of them to the extent that the dispute arises out of or relates to their actions on behalf of the Company, or relates in any way to a claim subject to the mandatory claims procedure or to mandatory arbitration under the Plan.

XIII.	GENERAL

A.

All amounts payable under the Plan will be unfunded under the Code and payable only from the general assets of the Company. Participants entitled to benefits will have no interest in any assets of the Company or an Affiliate, or in any funded benefit arrangement (such as a tax-qualified retirement plan) maintained by the Company or an Affiliate, and will have no rights greater than the rights of any unsecured general creditor of the Company or an Affiliate, as applicable.

B.

No Participant will have any claim or right to be granted an Incentive Award under this Plan. Participation in the Plan will not be deemed an employment contract and does not guarantee continued employment. An employee’s selection as a Participant under the Plan for any Performance Period does not create a right to be retained in the employment of the Company or any Affiliate, nor to hold any particular job title or classification. The Company specifically reserves the right to suspend, demote, transfer or terminate from employment any Participant for any reason. No employee of the Company will have any claim or right to participate in the Plan or to be granted an Award under the Plan, except in accord with the express terms of this Plan.

C.	The Company and its Affiliates will have the right to deduct from the Incentive Awards made pursuant to this Plan any taxes required by law to be withheld with respect to such cash payments.

D.

If any term or provision of the Plan will be found by a court of competent jurisdiction to be invalid or otherwise unenforceable, the same will not affect the other terms or provisions hereof or the whole of the Plan, and such term or provision will be deemed modified to the extent necessary to render such term or provision enforceable, and the rights and obligations of the parties will be construed and enforced accordingly, preserving to the fullest permissible extent the intent and agreements of the parties herein set forth.

E.

Except as set forth in the preceding paragraph, a Participant’s rights and benefits under the Plan will not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, attachment, execution or levy of any kind, either voluntary or involuntary, including any such liability which arises from the Participant’s bankruptcy or for the support of a spouse or former spouse or for any other relative of the Participant prior to the Incentive Award actually being received by the person eligible to benefit under the Plan. Any attempt at such prohibited anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, attachment, execution or levy, will be void and unenforceable except as otherwise provided by law.

F.

The terms of this Plan shall be subject to the terms of any applicable Employment Agreement entered into with a Participant, such that the applicable Employment Agreement provision(s) shall control over any conflicting provision of this Plan.

G.

All Incentive Awards will be subject to any Company claw-back policy as in effect from time to time, including any claw-back policy adopted by the Company to comply with applicable law, and, in accordance with such policy, may be subject to the requirement that the Incentive Awards be repaid to the Company after they have been distributed to the Participant.